Exhibit 99.2

SunCoke Energy, Inc. Announces Pricing of Its Senior Notes Offering

LISLE, Ill., Jul 21, 2011 (BUSINESS WIRE) —

SunCoke Energy, Inc. (NYSE:SXC) announced today that it has priced an offering of $400 million of its senior notes due 2019 with a coupon of 7.625%. SunCoke Energy expects the closing of its notes offering to occur on or about July 26, 2011 in connection with the closing of its initial public offering of common stock.

The notes will be guaranteed by all of SunCoke Energy’s existing and future subsidiaries that guarantee SunCoke Energy’s credit agreement.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy any of SunCoke Energy’s common stock, notes or any other securities nor shall there be any sale of any of SunCoke Energy’s common stock, notes or other such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that SunCoke Energy believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of SunCoke Energy’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, SunCoke Energy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

About SunCoke Energy, Inc.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas with more than 45 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 100 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SOURCE: SunCoke Energy, Inc.

SunCoke Energy, Inc.

Anna Rozenich

Media Relations

630.824.1945

630.432.5930 (mobile)

or

Chris Kittredge

Sard Verbinnen & Co

212.687.8080

or

Ryan Osterholm

Investor Relations

630.824.1910